Exhibit 16.1


     October 31, 2001

     Office of the Chief Accountant
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C.  20549

     Dear Sir/Madam:

     We have read Item 4 included in the Form 8-K dated October 29, 2001 of Portland Brewing Company to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

     Very truly yours,


     /s/ARTHUR ANDERSEN LLP
     Arthur Andersen LLP

     cc:  Mr. Charles A. Adams, President and Chief Executive Officer,
            Portland Brewing Company